UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2013

______________

THE HANOVER INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction	(Commission File Number)	(I.R.S.Employer
of incorporation)		Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(d) - Election of Richard H. Booth

On October 10, 2013, Richard H. Booth, 66, was elected to the Board of Directors of The Hanover Insurance Group, Inc. (the “Company”).  Mr. Booth is Vice Chairman of Guy Carpenter & Company, LLC, a global risk management and reinsurance specialist and a wholly owned subsidiary of Marsh & McLennan Companies, Inc.  Mr. Booth previously served as Chairman of HSB Group, Inc., a specialty insurer and reinsurer, from 2000 to 2009, and President and Chief Executive Officer of HSB Group from 2000 to 2007. In 2008 and 2009, Mr. Booth served as Vice Chairman, Transition Planning and Chief Administrative Officer, of HSB Group’s parent company, American International Group, Inc., an insurance and financial services company. Prior to this, Mr. Booth held progressively senior positions in the insurance industry throughout his career.

In addition to serving on the Company’s Board, Mr. Booth is also a director of Sun Life Financial, Inc., a publicly traded insurance and financial services company, and is a trustee of Northeast Utilities, a publicly traded utility company.

In order to balance our classes of directors, Mr. Booth will serve in the class of directors whose term expires at the Company’s 2016 annual meeting of shareholders.  Mr. Booth was also appointed to serve on the Board’s Nominating and Corporate Governance Committee.

Mr. Booth will receive the same compensation for his service on the Company’s Board of Directors as the Company’s other non-employee directors, as described in Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on August 1, 2013, but prorated to reflect that he was appointed mid-term.

Item 5.02(b) - Resignation of John J. Brennan

Citing personal reasons, effective October 10, 2013, John J. Brennan resigned from the Company’s Board of Directors. Mr. Brennan most recently served as a member of the Board’s Nominating and Corporate Governance Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                 The Hanover Insurance Group, Inc.
                 (Registrant)

Date: October 15, 2013	By:	/s/ J. Kendall Huber
J. Kendall Huber
Executive Vice President, General
Counsel and Asst. Secretary